EXHIBIT 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated November 21, 2017 to the prospectus dated August 4, 2016 relating to securities issued pursuant to Registration Statement No. 333-212752 of Export Development Canada.

/s/ Stikeman Elliot LLP
Stikeman Elliott LLP

November 29, 2017